Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. ANNOUNCES INITIAL 2021 GUIDANCE

New York, New York, December 1, 2020: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that it expects 2021 net sales to be in the range of $610 million and $625 million, resulting in net income attributable to Inter Parfums, Inc. per diluted share of between $1.20 and $1.25. Based upon the midpoint of both 2020 and 2021 guidance, this represents a 24.1% increase in net sales and a 49.1% increase in diluted earnings per share compared to 2020. Guidance assumes that the average dollar/euro exchange rate remains at current levels.

Jean Madar, Chairman & CEO of Inter Parfums, Inc. noted, “After a near suspension of new product introductions in 2020, we are jumpstarting our 2021 launch schedule with our Kate Spade signature scent, which previewed on Ulta’s online platform in mid-November, followed by Macys.com and katespade.com in mid-December. That is also when our ad campaign begins with actress, dancer and model Maddie Ziegler, the face of the brand’s new fragrance. Before 2020 year-end, the over 1,200 Ulta stores will begin selling the fragrance, and early in the new year, the scent will rollout in major U.S. department stores plus Amazon, and major European markets. Come the second quarter, distribution will include Asia, the Middle East and Latin America.”

Mr. Madar further noted, “Also in the first half of 2021, we have rollouts coming for our initial MCM women’s fragrance, Jimmy Choo’s I Want Choo, GUESS’s Bella Vita, the Canyon Ranch duo for Hollister, a new pillar for Abercrombie & Fitch, Oscar de la Renta’s Alibi and Driven by Dunhill. This is in addition to an extension for our largest brand, Montblanc, and its growing Legend family, as well as the relaunch of Lesedi La Rona collection under the Graff label. In the second half of the year, we have new women’s scents debuting for Lanvin, Rochas and the long-awaited introduction of Sky, by Anna Sui.”

Mr. Madar concluded, “After a subdued 2020 in terms of advertising and promotion, we are putting muscle behind our major brands and important launches in 2021. With the expectation of effective, safe and widely distributed Covid-19 vaccines, we look forward to regrowing our sales and restoring the operating leverage inherent in our business model, knowing that the road ahead may have some speed bumps along the way. Our plans for the future echo the past, namely to establish fragrance dynasties from among our best sellers, continually refresh our brands by developing and launching new products, add new licenses that fill an untapped opportunity within our portfolio, and expand the distribution of our products, especially through e-commerce.”

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade New York, MCM, Moncler, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Inter Parfums, Inc, December 1, 2020	Page 2

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2019, the Quarterly Report on Form 10-Q filed for the third quarter of 2020 and the additional reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	-or-	Investor Relations Counsel The Equity Group Inc. Fred Buonocore (212) 836-9607/fbuonocore@equityny.com Linda Latman (212) 836-9609/llatman@equityny.com www.theequitygroup.com